Exhibit 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	401-457-9403	212-521-4802

LIN TV Corp. Commences Tender Offer
and Consent Solicitation for its 8% Senior Notes due 2008

Providence, R.I. – January 18, 2005 -- LIN TV Corp. (NYSE:TVL) today announced that its wholly owned subsidiary, LIN Television Corporation, has commenced a cash tender offer for any and all of its outstanding 8% Senior Notes due 2008 (CUSIP No. 532776AF8). In conjunction with the tender offer, LIN Television Corporation is also soliciting consents to amend the indenture under which the notes were issued to eliminate substantially all of the restrictive covenants and certain of the events of default contained in the indenture. The tender offer is being made in connection with LIN Television Corporation’s recently announced plans to offer $175 million aggregate principal amount of its 6 1/2% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes Offering”). Completion of the tender offer is not a condition to completion of the Senior Subordinated Notes Offering.

For each $1,000 principal amount of 8% senior notes tendered, LIN Television Corporation is offering to pay total consideration of (1) a purchase price of $1,010.00, plus accrued and unpaid interest to, but excluding, the date of payment for the notes accepted for purchase and (2) a consent payment of $32.50 payable only to holders of notes who tender their notes and deliver their consents on or before the consent deadline described below. Accordingly, holders who tender their notes and deliver their consents on or prior to the consent deadline will receive total consideration of $1,042.50 per $1,000 principal amount of notes, plus accrued and unpaid interest to, but excluding, the date of payment for the notes accepted for purchase. Holders who tender their notes after the consent deadline but on or prior to the expiration date of the tender offer described below will not be entitled to receive the consent payment, and will only receive the purchase price of $1,010.00 per $1,000 principal amount of notes, plus accrued and unpaid interest to, but excluding, the date of payment for the notes accepted for purchase. As of January 18, 2005, $166.4 million in aggregate principal amount of 8% senior notes was outstanding.

LIN Television Corporation’s obligation to complete the tender offer and consent solicitation is subject to a number of conditions, including LIN Television Corporation’s consummation of the Senior Subordinated Notes Offering.

The tender offer is scheduled to expire at 9:00 a.m., New York City time, on Tuesday, February 15, 2005, unless extended (the “Expiration Time”). In order to receive the consent payment, holders of 8% senior notes must tender their notes and deliver their consents at or before 5:00 p.m., New York City time, on Monday, January 31, 2005, unless extended (the “Consent Deadline”).

LIN Television Corporation expects to accept 8% senior notes that are validly tendered prior to the Consent Deadline and not validly withdrawn promptly following the Consent Deadline, if all conditions are met or waived, and expects to pay the purchase price and consent payment for such notes promptly following such acceptance. LIN Television Corporation expects to accept 8% senior notes that are validly tendered after the Consent Deadline and prior to the Expiration Time promptly following the Expiration Time and expects to pay the purchase price for such notes promptly following such acceptance.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of notes should tender their notes and provide consents pursuant to the tender offer. The tender offer is made only by the Offer to Purchase and Consent Solicitation dated January 18, 2005, copies of which are being provided to holders of the 8% senior notes.

LIN Television Corporation has retained J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. to act as Dealer Managers in connection with the tender offer and as Solicitation Agents in connection with the consent solicitation. Questions about the tender offer may be directed to J.P. Morgan Securities Inc. (telephone: 866-834-4666 (toll-free), or 212-834-3424) or Deutsche Bank Securities Inc. (telephone: 212-250-7772) or to Global Bondholder Services Corporation, the Information Agent for the tender offer (collect telephone at: 212-430-3774 for banks and brokers, or 866-387-1500 for all others).

Forward Looking Statements
This announcement includes forward-looking statements, including LIN Television Corporation’s plans regarding the tender offer and consent solicitation. LIN Television Corporation has based these forward-looking statements on its current expectations and projections about future events. Although LIN Television Corporation believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. LIN Television Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.